  Exhibit 10.24

 PROMISSORY NOTE

Original Issuance Date: August 22, 2018	Principal Amount: $150,000.00

THIS PROMISSORY NOTE is duly authorized and validly Note of Guided Therapeutics, Inc., a Delaware corporation, (the "Company"), having its principal place of business at 5835 Peachtree Comers East, Suite D, Norcross, Georgia 30092.

FOR VALUE RECEIVED, the undersigned promises to pay to the Flynn D. Case Living Trust, Flynn
D. Case signing as trustee, with an address of P.O. Box 5639, Salem, Oregon, 97304 ("Holder") the principal sum of $150,000.00 plus a $7,500.00 loan origination fee for a total of ONE HUNDRED FIFTY SEVEN THOUSAND FIVE HUNDRED DOLLARS AND no CENTS ($157,500.00) in lawful money of the United States of America at such place as Holder may designate in writing. The note shall earn 6% interest per annum payable to the Holder in quarterly installments beginning 90 days after funds are received by the Company for any amount of the principle plus loan origination fee that is unpaid.

The entire unpaid principal balance on this Promissory Note (this ''Note''), together with all accrued and unpaid interest and loan origination fees, if any, at the choice of the Holder, shall be due and payable in full from the funds received by the Company from a financing of at least $2,000,000.00 DOLLARS (two million U.S. dollars, zero cents) or, at the option of the Holder, to be included as part of the Company's financing under the same terms as the new investors with the most favorable terms making a cash investment. If the Company does not complete a financing of at least two million dollars within 90 days of the execution of this Promissory Note, any unpaid amounts shall be due in full to the Holder and shall accrue interest at 12% (instead of 6%) per annum from the date thereof (90 days after execution), if not paid in full.

Whether or not the Holder of this Note converts the note into the next Company financing, the Holder shall be granted 10 (ten) warrants for each dollar of the Principle Amount loaned to the Company (or $1,500,000 warrants) under this Promissory Note. The warrants shall be issued and vest upon the financing of at least $2,000,000.00 DOLLARS ("2 million dollars") and expire on the third anniversary of said financing. The warrant exercise price shall be set at the same price as for warrants granted to the investors with the most favorable terms as part of any $2 million dollars or more financing. of the Company or $0.25, whichever is lower. The warrants shall have standard anti-dilution features to protect the holder from dilution due to down rounds off financing.

All parties to this Note, including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note, notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest, if any; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

This Note shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of laws that might otherwise govern under applicable principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed the day and year first above written.

GUIDED THERAPEUTICS, INC.
By: /s/ Gene S. Cartwright
Name: Gene S. Cartwright
Title: CEO